EXHIBIT 99

FOR RELEASE AT 7:50 AM EDT

CONTACTS:

Chairman and Chief Executive Officer           Chief Financial Officer
Zach Lonstein                                  William McHale
Infocrossing, Inc.                             Infocrossing, Inc.
201) 840-4726                                  (201) 840-4732
zlonstein@infocrossing.com                     wmchale@infocrossing.com


Media Relations                                Investor Relations
Michael Wilczak                                Matthew Hayden
Infocrossing, Inc.                             Hayden Communications, Inc.
(201) 840-4941 (858) 704-5065
mwilczak@infocrossing.com



INFOCROSSING SIGNS AGREEMENT TO ACQUIRE (i)STRUCTURE FROM LEVEL 3 COMMUNICATIONS


LEONIA, NJ, OCTOBER 25, 2005 -- INFOCROSSING, INC. (NASDAQ: IFOX) a provider of selective IT and business process outsourcing solutions, announced today that it has entered into a definitive agreement to acquire IT outsourcing company
(i)Structure LLC from a subsidiary of Level 3 Communications, Inc. (Nasdaq:
LVLT) for $81.5 million, including $1.5 million of Infocrossing stock. The purchase price is subject to customary working capital and certain other adjustments, including an increase of up to $10 million in cash to reimburse the seller for capital expenditures and certain other costs related to providing services for new customers that are pending installation. Over the previous ninety days, (i)Structure has signed new contracts totaling approximately $77 million over contract terms ranging from three to six years in length.

Infocrossing plans to fund the cash portion of the purchase price with a combination of cash on hand, and with the proceeds of new debt facilities and other financing. The Company has repaid its existing debt facility of approximately $25 million. The transaction, which is subject to customary closing conditions, including the receipt of Hart-Scott-Rodino clearance, is expected to close within 45 days. Evercore Partners L.P. acted as the Company's financial advisor.

(i)Structure, headquartered in Broomfield, CO, provides computing operations and managed infrastructure services to enterprise clients from data centers located in the central and western United States, and is recognized for their deep expertise across computing platforms and commitment to client satisfaction. The company's business model is based on signing clients to long-term contracts for managing mainframe, midrange and open system computing platforms, and related network and security services.

"This is an exciting acquisition and an important step toward achieving our vision of establishing Infocrossing as the leading provider of selective IT outsourcing solutions in the United States," stated Zach Lonstein, Chairman and CEO of Infocrossing. "We're especially excited about the strength of
(i)Structure's sales and marketing organization, their recent new contract signings and strong market positioning in the marketplace by industry analysts. We believe the greater market awareness and sales synergies resulting from the acquisition will expand our sales pipeline and drive greater revenue growth," added Mr. Lonstein. With the addition of the recent contract signings,
(i)Structure is expected to add approximately $76 million in revenue during the twelve months following the close of the transaction.

Infocrossing and (i)Structure provide solutions that enable companies to outsource selective portions of their data center operations that are no longer cost effective or practical to maintain in-house. Such transactions enable companies to achieve the financial and business benefits of outsourcing, without the risk or loss of control associated with traditional wholesale outsourcing engagements. The transaction will combine two strong service providers with similar business models and complementary services to create one company with a national data center infrastructure, a solid base of enterprise clients, expertise across computing platforms and a full portfolio of selective outsourcing solutions. The complementary services and business models provide significant operating synergies that are expected to be realized in 2006.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and
(i)Structure, LLC and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.


                                      # # #